Form 4 - Exhibit 99
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Name of Reporting Person: Richard O. Lindsey
Name of Issuer:           Monmouth Community Bancorp (MCBK)
Transaction Date:         December 1, 2003

               Explanation of Responses and Additional Information
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In addition to the Incentive Stock Options for shares of Common Stock of the
Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns: (i) 11,576.25 Non-Qualified Stock Options for shares of Common Stock of the Issuer. These Non-Qualified Stock Options became exercisable on August 31, 2000 and expire on August 31, 2010. The exercise price for these Non-Qualified Stock Options is $9.29. The exercise price and number of these Non-Qualified Stock Options have been adjusted to account for the 5% stock distribution made to the shareholders of the Issuer on December 31, 2002, December 31, 2001 and December 31, 2000; and (ii) 8,268.76 Non-Qualified Stock Options for shares of Common Stock of the Issuer (2,067.19, or 25%, became exercisable on August 31, 2002 and 2003, respectively, and 2,067.19, or 25%, become exercisable on August 31, 2004 and 2005, respectively). The expiration date and exercise price for each of the 8,268.76 Non-Qualified Stock Options is August 31, 2011 and $9.61, respectively. The exercise price and number of Non-Qualified Stock Options have been adjusted to account for the 5% stock distribution made to the shareholders of the Issuer on December 31, 2002 and December 31, 2001.